Exhibit 99.1

For Immediate Release

OncoMed Announces Year-End Cash Balance and 2017 Outlook

Enters 2017 with $184.6 Million in Cash

Potential for Five Program Opt-ins Totaling Over $170M

Anti-TIGIT (I/O#2) IND Filed

REDWOOD CITY, Calif. – January 5, 2017 – OncoMed Pharmaceuticals Inc. (NASDAQ: OMED), a clinical-stage company focused on discovering and developing novel anti-cancer stem cell and immuno-oncology therapeutics, today pre-announced its 2016 year-end cash balance and reviewed key anticipated events for 2017.

OncoMed ended 2016 with approximately $184.6 million in cash.  OncoMed’s current cash is estimated to be sufficient to fund operations through at least the third quarter of 2018, without taking into account future potential milestone payments from partners. Full-year cash expenses for 2016 were approximately $115 million, in accordance with the company’s 2016 guidance.  OncoMed expects 2017 operating cash burn to be less than $100 million, before considering potential milestones/opt-ins.

“2017 represents a potentially transformational year for our company,” said Paul J. Hastings, OncoMed’s Chairman and Chief Executive Officer.  “Phase 2 clinical trial results for demcizumab and tarextumab are anticipated in the first half of the year, and together those investigational drugs will be eligible for potential partner opt-ins totaling close to $100 million.  Three additional programs, vantictumab, ipafricept and anti-RSPO3, are also eligible for potential partner opt-ins this year, and OncoMed could receive more than $170 million in total 2017 partner opt-in payments.  At the same time, our earlier-stage programs are making progress in the clinic, we will be reporting on that progress, our two novel immuno-oncology candidates, anti-TIGIT and GITRL-Fc trimer are advancing into the clinic, and we continue to discover and develop additional novel agents directed at new immuno-oncology targets.”

End-of-Year Accomplishments

In December 2016, OncoMed achieved the following:

•

Filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) for anti-TIGIT (previously “I/O#2”).  TIGIT (T cell immunoglobulin and ITIM domain protein) is an inhibitory receptor that stops T-cells from attacking tumor cells.  Anti-TIGIT is part of OncoMed’s collaboration with Celgene Corporation.

•

Enrolled the first patient in a Phase 1b clinical trial of anti-DLL4/VEGF bispecific antibody (OMP-305B83) plus FOLFIRI (folinic acid, fluorouracil and irinotecan) chemotherapy for the treatment of second-line metastatic colorectal cancer.  The anti-DLL4/VEGF bispecific antibody is part of OncoMed’s collaboration with Celgene.

2017: Anticipated Key Financial Milestones and Pipeline Progress by Program

Demcizumab (anti-DLL4, OMP-21M18)

•	Report top-line results in the first half of 2017 from the Phase 2 YOSEMITE clinical trial of demcizumab in combination with Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin bound) plus gemcitabine for the treatment of first-line metastatic pancreatic cancer.
o

OncoMed anticipates that the top-line data will include response rate, progression-free survival (PFS), interim overall survival (OS) and safety results.  Subsequent analyses of event-driven OS data will be conducted mid-year and at year-end.

•	Submit demcizumab Phase 2 data package in the first half of 2017 to Celgene for opt-in consideration.
o

The Phase 2 YOSEMITE PFS, interim OS, response rate, and exploratory biomarker data are expected to form the basis of a demcizumab data package. In the first half of 2017, OncoMed will also provide Celgene with response, PFS and safety data from the Phase 2 DENALI clinical trial of demcizumab plus carboplatin and pemetrexed in first-line non-small cell lung cancer (NSCLC), as well as interim safety and efficacy data from the ongoing Phase 1b clinical trial of demcizumab plus pembrolizumab (anti-PD1, Keytruda®).  Additional data analyses for each of these studies will be conducted as each trial matures, with planned and final analysis of OS from the DENALI trial at year-end.

o

OncoMed will be entitled to a $70 million opt-in payment if Celgene exercises its option on demcizumab. Following option exercise, OncoMed and Celgene will co-develop and co-commercialize demcizumab in the U.S., sharing profits 50/50, while Celgene will lead development and commercialization outside the U.S.

•	Complete enrollment in the Phase 1b demcizumab plus pembrolizumab clinical trial.

•

Present interim data from the Phase 2 YOSEMITE and the Phase 1b demcizumab plus pembrolizumab dose-escalating trial and expansion arms at medical oncology meetings during the second half of 2017, pending abstract acceptance.

Tarextumab (anti-Notch 2/3, OMP-59R5)

•

Report top-line progression-free survival, overall survival, and biomarker-driven efficacy data in the first half of 2017 from the Phase 2 PINNACLE clinical trial of tarextumab in combination with cisplatin/carboplatin and etoposide for the treatment of first-line small cell lung cancer (SCLC).

•	Submit a tarextumab data package in the first half of 2017 to GlaxoSmithKline (GSK). GSK then has the opportunity to review the data package and consider exercising its option.
o	If GSK exercises its option on tarextumab, OncoMed would be entitled to receive a $25 million payment. GSK would then lead and fully fund further development and commercialization.

•	Present data from the Phase 2 PINNACLE clinical trial at a medical oncology meeting during the second half of 2017, pending abstract acceptance.

Wnt programs – Vantictumab (anti-Fzd7, OMP-18R5) and Ipafricept (Fzd8-Fc, OMP-54F28)

•	Submit data package for both programs in the first half of 2017 to Bayer for opt-in consideration.
o	Data package will include Phase 1b clinical trial data from the ongoing studies of both vantictumab and ipafricept.
o

OncoMed will be entitled to receive a $25 million payment for vantictumab and a $15 million payment for ipafricept if Bayer exercises its options on the investigational drugs. Upon option exercise, Bayer will lead and fully fund further development and commercialization.

•	Present Phase 1b data from the ongoing clinical trials at medical oncology meetings during 2017, pending abstract acceptance.

Anti-RSPO3 (OMP-131R10)

•

Continue enrollment in the Phase 1a biomarker-selected expansion cohort of the Phase 1a clinical trial and the Phase 1b trial of anti-RSPO3 in combination with FOLFIRI chemotherapy in patients with colorectal cancer, including biomarker-positive subjects.

•	Submit a data package upon the achievement of certain enrollment objectives to Celgene for opt-in consideration.
o

OncoMed will be entitled to receive a $37.75 million payment if Celgene exercises its option on anti-RSPO3.  Upon option exercise, OncoMed and Celgene would co-develop and co-commercialize anti-RSPO3 in the U.S., sharing profits 50/50, while Celgene would lead development and commercialization outside the U.S.

Anti-DLL4/VEGF bispecific (OMP-305B83)

•	Initiate second Phase 1b clinical trial of the anti-DLL4/VEGF bispecific antibody in combination with paclitaxel for the treatment of platinum-resistant ovarian cancer.

Brontictuzumab (anti-Notch1, OMP-52M51)

•

Begin patient enrollment in the first half of 2017 of planned Phase 1b clinical trial of brontictuzumab combined with trifluridine and tipiracil tablets (Lonsurf®) in third-line colorectal cancer.  The trial includes enrollment of biomarker-positive patients whose tumors express the activated form of Notch1.

Immuno-oncology Pipeline

•	Initiate Phase 1 clinical trial in the first half of 2017 of anti-TIGIT (OMP-313M32).
o	Celgene will have an option to license anti-TIGIT at the end of the Phase 1a clinical trial.

•	File an IND in the first half of 2017 for OncoMed’s wholly owned GITRL-Fc (OMP-336B11) trimer program.

•	Present preclinical data related to anti-TIGIT, pending abstract acceptance.

In future years, OncoMed is eligible for more than $4 billion in total potential milestone and option payments from its partners under its collaboration agreements with Celgene, Bayer, and GSK.  To date, OncoMed has received over $465 million from its existing partners.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage company focused on discovering and developing novel anti-cancer stem cell and immuno-oncology therapeutics.  OncoMed has internally discovered a broad pipeline of investigational drugs intended to address the fundamental biology driving cancer’s growth, recurrence and metastases.  Demcizumab (anti-DLL4, OMP-21M18), tarextumab (anti-Notch2/3, OMP-59R5), anti-DLL4/VEGF bispecific antibody (OMP-305B83), vantictumab (anti-FZD7, OMP-18R5), ipafricept (FZD8-Fc, OMP-54F28), anti-RSPO3 (OMP-131R10) and anti-TIGIT (OMP-313M32) are part of the company’s strategic alliances with Celgene Corporation, Bayer Pharma AG and GlaxoSmithKline (GSK).  OncoMed is independently developing brontictuzumab (anti-Notch1, OMP-52M51) and GITRL-Fc trimer, as well as continuing to pursue new drug discovery research efforts. For further information about OncoMed Pharmaceuticals, please see www.oncomed.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including OncoMed's expectations with respect to the period of time during which cash will be available to fund OncoMed’s operations; OncoMed’s ability to progress its early-stage programs in the clinic and to advance anti-TIGIT and GITRL-Fc into the clinic, including initiating a Phase 1 clinical trial for anti-TIGIT; OncoMed’s operating cash burn for 2017; the timing of the analyses, availability and reporting of clinical trial data for demcizumab, tarextumab, vantictumab, ipafricept and OncoMed’s other product candidates; the data to be included in the opt-in data packages;

the timing of delivery of opt-in data packages to OncoMed’s partners and the timing of opt-in decisions by those partners; OncoMed’s ability to file an Investigational New Drug (IND) application for GITRL-Fc and the timing of that filing; the timing of presentation of anti-TIGIT data; the transformational nature of 2017 for OncoMed; OncoMed’s ability to continue to discover and develop additional novel agents directed at new immuno-oncology targets; the timing of Celgene’s option on anti-TIGIT; and OncoMed’s ability to receive the indicated opt-in payments and other milestones from its partners and the timing of those payments.  Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed's clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed's dependence on its collaboration partners, including Celgene, GSK and Bayer, for the funding of its partnered programs; OncoMed's ability to raise additional capital to support the development of its unpartnered programs; OncoMed's reliance on third parties to conduct certain preclinical studies and all of its clinical trials; OncoMed's reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; OncoMed's ability to discover, develop and commercialize additional product candidates; and OncoMed's dependence on its key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed's business in general, see OncoMed's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 10, 2016, OncoMed's Quarterly Report on Form 10-Q filed with the SEC on November 1, 2016, and OncoMed's other current and periodic reports filed with the SEC.

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Contact:

OncoMed Pharmaceuticals

Michelle Corral

Senior Director, Investor Relations and Corporate Communications

michelle.corral@oncomed.com

(650) 995-8373